Exhibit 99.2

Silence Therapeutics Announces Pricing of Upsized $175 Million Underwritten Public Offering

August 11, 2026

LONDON, Silence Therapeutics plc (“Silence” or the “Company”), a global clinical-stage biotechnology company developing novel short interfering RNA (“siRNA”) therapies, today announced that it has priced its previously announced underwritten public offering of 12,962,963 American Depositary Shares (“ADSs”), each representing three ordinary shares of £0.05 each in the capital of the Company, in the United States at a public offering price of $13.50 per ADS. In addition, Silence has granted the underwriters a 30-day option to purchase up to an additional 1,944,444 ADSs at the public offering price, less the underwriting discounts and commissions. The gross proceeds from the offering are expected to be approximately $175 million, before deducting underwriting discounts and commissions and other offering expenses, excluding any exercise of the underwriters’ option to purchase additional ADSs. The offering is expected to close on or about August 13, 2026, subject to the satisfaction of customary closing conditions.

Jefferies, Morgan Stanley, Cantor and William Blair are acting as joint book-running managers for the proposed offering.

A shelf registration statement relating to the securities in the offering described above was filed with the U.S. Securities and Exchange Commission (“SEC”) on May 18, 2026, and declared effective by the SEC on May 27, 2026. The offering is being made by means of a prospectus supplement and the accompanying prospectus that form a part of the registration statement, as well as a related registration statement on Form S-3MEF. A preliminary prospectus supplement and the accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and the accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus relating to the offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, or by email at Prospectus_Department@jefferies.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

For readers in the European Economic Area (“EEA”)

In any EEA member state (each, a “Relevant State”), this press release and any offering are only addressed to and directed at persons who are qualified investors (“Qualified Investors”) in that Relevant State within the meaning of the Prospectus Regulation. The term “Prospectus Regulation” means Regulation (EU) 2017/1129.

This press release must not be acted on or relied on in any EEA member state by persons who are not Qualified Investors. Any investment or investment activity to which this press release relates is available only to and will only be engaged with Qualified Investors in any EEA member state.

For readers in the United Kingdom

In the UK, this press release and any offering are only addressed to and directed at persons who are qualified investors (“UK Qualified Investors”) within the meaning of paragraph 15 of Part 2 of Schedule 1 of The Public Offers and Admissions to Trading Regulations 2024/105.

In the United Kingdom, this press release, in so far as it constitutes an invitation or inducement to enter into investment activity within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”), and any offering are only addressed to and directed at UK Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the “Order”, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

This press release must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. Any investment or investment activity to which this press release relates is available only to and will only be engaged with relevant persons in the United Kingdom. This press release does not contain an offer or constitute any part of an offer to the public within the meaning of sections 85 and 102B of the FSMA or otherwise.

About Silence Therapeutics

Silence Therapeutics is a global clinical-stage biotechnology company committed to transforming people’s lives by silencing diseases through precision-engineered medicines created with proprietary siRNA (short interfering RNA) technology. Silence leverages its mRNAi GOLD™ platform to create innovative siRNA therapies designed to precisely target and silence genes that cause disease. The Company is advancing a growing pipeline of siRNA product candidates targeting areas of high unmet need across rare and common diseases where treatments are limited or inadequate.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the public offering, expected proceeds from the proposed offering, and expected closing of the proposed offering. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the market conditions and the completion of the proposed public offering on the anticipated terms or at all. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the SEC on March 5, 2026, and in other filings that the Company makes and will make with the SEC in the future. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Inquiries:

Silence Therapeutics plc

Gem Hopkins, VP, Head of IR and Corporate Communications

+1 (646) 637-3208

ir@silence-therapeutics.com